Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL ENTERS

NEW PARTNERSHIP WITH CHRISTUS SANTA ROSA HEALTH CARE

Dallas, Texas (November 7, 2003) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that it had completed a joint venture to develop and operate an on-campus ambulatory surgical center in the South Texas Medical Center area of San Antonio, Texas, in partnership with CHRISTUS Santa Rosa Health Care (CHRISTUS Santa Rosa).  Located in San Antonio, Texas, CHRISTUS Santa Rosa is a Texas, not-for-profit organization that operates hospitals and related entities.

Commenting on the new partnership, Donald E. Steen, United Surgical Partners International’s chairman and chief executive officer, said, “We have been very pleased with our success in partnering with not-for-profit organizations that share our same commitment to quality care.  This partnership with CHRISTUS Santa Rosa is yet another example of the type of partner that we are seeking.  We look forward to working with CHRISTUS Santa Rosa because of the quality of care they provide, their mission and their core values.  We are impressed with the outstanding group of local physicians connected with the organization and their commitment to continuing the delivery of high quality care to the San Antonio area.  Developing relationships with not-for-profit health systems is a high priority and major driver of our success in the healthcare marketplace.”

Donald A. Beeler, president and chief executive officer of CHRISTUS Santa Rosa, commented, “United Surgical Partners International brings significant expertise to the partnership.  They have a proven track record of success.  We are excited about the new opportunity we have to develop our surgical services.”

CHRISTUS Santa Rosa Health Care is one of the top health care organizations in South Texas and is the only faith-based, not-for-profit health care system in San Antonio, with hospitals located on two campuses, an extensive medical staff, several primary care and specialty health clinics, and an array of community outreach services.  CHRISTUS Santa Rosa Medical Center, licensed as part of CHRISTUS Santa Rosa Hospital, is an acute care facility situated in San Antonio’s South Texas Medical Center.  The 178-bed hospital features rehabilitation services, a comprehensive orthopedic program, cardiac care, CHRISTUS Transplant Institute, diabetes care, a nephrology program and endocrinology services.

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USPI Enters New Partnership

November 6, 2003

The parent of CHRISTUS Santa Rosa is CHRISTUS Health.  CHRISTUS Health is one of the largest Catholic health systems in the country, employing more than 25,000 people with total assets of $3.4 billion. Sponsored jointly by the congregations of the Sisters of Charity of the Incarnate Word in Houston and San Antonio, CHRISTUS Health provides services in more than 40 hospitals and long-term care facilities in 70 communities in Texas, Arkansas, Louisiana, Utah, as well as in Monterrey and Saltillo, Mexico.

United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 73 surgical facilities in the United States, Spain and the United Kingdom.  Of the Company’s 61 domestic facilities, 34 are jointly owned with 15 not-for-profit healthcare systems.

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Therefore, the Company’s actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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